EXHIBIT 12.1
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	3 Months
	Ended
	March
	31,	12 Months Ended December 31,
(Dollars in millions)	2007	2006	2005	2004	2003	2002
EARNINGS
Pre-tax (loss) income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$(27)	$(212)	$441	$226	$(719)	$(39)

Add:
Amortization of previously capitalized interest	3	12	11	11	11	10
Distributed income of equity investees	2	5	7	3	3	2

Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	10	7

Total additions	5	17	18	14	24	19

Deduct:
Capitalized interest	2	7	7	7	8	7
Minority interest in pre-tax income of consolidated subsidiaries with no fixed charges	4	8	12	11	11	7

Total deductions	6	15	19	18	19	14

TOTAL (LOSS) EARNINGS	$(28)	$(210)	$440	$222	$(714)	$(34)

FIXED CHARGES
Interest expense	$127	$451	$411	$369	$296	$243
Capitalized interest	2	7	7	7	8	7
Amortization of debt discount, premium or expense	6	19	27	61	44	9
Interest portion of rental expense (1)	24	98	94	91	89	76
Proportionate share of fixed charges of investees accounted for by the equity method	—	—	—	—	7	5

TOTAL FIXED CHARGES	$159	$575	$539	$528	$444	$340

TOTAL EARNINGS BEFORE FIXED CHARGES	$131	$365	$979	$750	$(270)	$306

RATIO OF EARNINGS TO FIXED CHARGES	*	* *	1.82	1.42	* **	* ***

*	Earnings for the quarter ended March 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $28 million.

**	Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $210 million.

***	Earnings for the year ended December 31, 2003 were inadequate to cover fixed charges. The coverage deficiency was $714 million.

****	Earnings for the year ended December 31, 2002 were inadequate to cover fixed charges. The coverage deficiency was $34 million.

(1)	Interest portion of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.